Exhibit 10.3

SUMMARY OF COMPENSATION ARRANGEMENTS WITH DIRECTORS
2010 FISCAL YEAR

          Electro-Sensors, Inc. (the “Company”) currently does not have a written Board compensation plan. For the 2010 fiscal year, the Board determined that each of the Company’s non-employee directors would receive a cash retainer fee of $1,250 per quarter for their services on the Board.